Exhibit 10.2

Summary of 2005 Bonus Plan

The Compensation Committee of the Board of Directors of Sepracor Inc. (the “Company”) may grant a discretionary bonus to each of the Company’s executive officers for work performed by such officer during the year ended December 31, 2005 (the “2005 Bonus”).   Each officer’s 2005 Bonus shall be determined based on, among other things, the Company’s overall performance, as well as such officer’s individual performance, during the fiscal year ended December 31, 2005.  Each executive officer has a target 2005 Bonus (the “2005 Target Bonus”), which has been determined based on a percentage (the “2005 Target Percentage”) of such officer’s 2005 annual base salary.  Each executive officer's 2005 Target Bonus and 2005 Target Percentage is set forth in the table below.

Executive Officer	2005 Target Bonus	2005 Target Percentage

Timothy J. Barberich Chief Executive Officer	$275,000	50%

William J. O’Shea President and Chief Operating Officer	$225,000	50%

Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$184,500	45%

David P. Southwell Executive Vice President, Chief Financial Officer	$140,000	40%
and Secretary

Robert F. Scumaci Executive Vice President, Finance and	$130,000	40%
Administration, and Treasurer

Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$124,000	40%